Exhibit 10.28

CHRYSLER GROUP LLC

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective June 10, 2009

CHRYSLER GROUP LLC

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Chrysler Group LLC establishes the Chrysler Group LLC Supplemental Executive Retirement Plan, effective as of the Closing Date (as defined below), for a select group of management and highly compensated employees of the Company to (i) provide benefits in excess of those which can be provided under the qualified defined benefit retirement plan because of Internal Revenue Code limitations on benefits, (ii) provide benefits based on the aggregate awards earned out and paid to Employees under the Incentive Compensation Plan, (iii) provide benefits pursuant to employment contracts or Severance Agreements, and (iv) enhance the overall attractiveness and competitiveness of the Company’s compensation and benefit programs.

The Plan, among other things, credits (i) those persons who become active employees of Chrysler Group LLC and its affiliates on the Closing Date and (ii) other former employees, terminated employees and retired employees of the Prior Company (as defined below) who have not reached Age 62 as of the Closing Date, with the benefits such individuals have accrued as of the Closing Date under the Prior Plan (as defined below).

This restated Plan is intended to comply with Section 409A of the Internal Revenue Code and Internal Revenue Service guidance and regulations issued thereunder and shall be applicable to Participants who are employed by Chrysler Group LLC on and after June 10, 2009, except as otherwise specifically provided herein. On account of the changes enacted in Section 409A of the Internal Revenue Code, Chrysler Group LLC has determined to re-state the Plan so that it includes provisions related to amounts earned or vested (either under this Plan or the Prior Plan) after December 31, 2004 (as set forth in the main body of the Plan document) and separate provisions to clarify which terms apply for “grandfathered” amounts which are earned and vested based on service with the Prior Company before January 1, 2005 (as set forth in Appendix B of the Plan document) and which benefit obligations have been assumed by Chrysler Group LLC as further described herein.

TABLE OF CONTENTS

ARTICLE I. PURPOSE OF PLAN		1

1.1	Incentive Compensation Retirement Benefit	1
1.2	ERISA Excess Retirement Benefit	1
1.3	Assumed Benefit	1
1.4	Contract or Agreement Benefit	1
1.5	Prior Company Employee Benefit	1

ARTICLE II. DEFINITIONS		1

2.1	“Actuarial Equivalent”	1
2.2	“Actuary”	1
2.3	“Additional Retirement Benefit”	2
2.4	“Age 62”	2
2.5	“Annuity”	2
2.6	“Beneficiary”	2
2.7	“Closing Date”	2
2.8	“Committee”	2
2.9	“Commuted Value”	2
2.10	“Company”	2
2.11	“Competing Firm”	2
2.12	“Credited Service”	3
2.13	“Employee”	3
2.14	“ERISA”	3
2.15	“ERISA Excess Death Benefits”	3
2.16	“ERISA Excess Retirement Benefit”	3
2.17	“Executive Salaried Employees’ Retirement Plan” or “ESERP”	3
2.18	“Incentive Compensation Plan”	3
2.19	“Incentive Compensation Death Benefit”	3
2.20	“Incentive Compensation Retirement Benefit”	3
2.21	“Internal Revenue Code” or “Code”	4
2.22	“Master Transaction Agreement”	4
2.23	“Normal Retirement Date”	4
2.24	“Pension Plan”	4
2.25	“Plan”	4
2.26	“Plan Year”	4
2.27	“Present Value”	4
2.28	“Prior Company”	4
2.29	“Prior Company Employee”	5
2.30	“Prior Plan”	5
2.31	“Salaried Employee”	5
2.32	“Separation Date”	5

ARTICLE III. PARTICIPATION		5

3.1	Incentive Compensation Plan Benefit	5
3.2	ERISA Excess Benefit	6

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3.3	Assumed Benefit	6
3.4	Contract or Agreement Benefit	6
3.5	Annuity Contract	6

ARTICLE IV. BENEFITS		6

4.1	Incentive Compensation Retirement Benefit	6
4.2	ERISA Excess Retirement Benefit	7
4.3	Assumed Benefit	7
4.4	Contract or Agreement Benefit	7
4.5	In-Service Distributions of ERISA Excess Retirement Benefit	7
4.6	Payment Upon Separation Date	8
4.7	Standard Form of Payment	8
4.8	Vesting	9
4.9	Early Retirement Benefit	10
4.10	Deferred Vested Benefit	10
4.11	Special Early Retirement Benefit	11
4.12	Permanent and Total Disability Retirement Benefit	11
4.13	Delay for Specified Employees	11
4.14	Reemployment	11
4.15	Annuity Contracts	11

ARTICLE V. CHANGE IN CONTROL		12

5.1	Vesting Upon Change in Control	12
5.2	Payment Upon Change in Control	12
5.3	Change in Control Defined	12

ARTICLE VI. DEATH BENEFITS		14

6.1	Incentive Compensation Death Benefit	14
6.2	ERISA Excess Death Benefit	14
6.3	Assumed Death Benefit	15
6.4	Contract or Agreement Death Benefit	15
6.5	Non-Duplication of Death Benefits	15
6.6	Designation of Beneficiary	16

ARTICLE VII. QUALIFYING OPTION		16

7.1	Surviving Spouse Benefit for Incentive Compensation Benefit	16

ARTICLE VIII. EMPLOYEE CONTRIBUTIONS		19

8.1	ERISA Excess Retirement Benefit	19
8.2	Amount of Employee Contributions	19
8.3	Timing of Employee Contributions Election	19

ARTICLE IX. PLAN ADMINISTRATION		19

9.1	Discretionary Authority of Committee	19
9.2	Claim Review Procedure	20

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9.3	Reliance	20

ARTICLE X. AMENDMENT; TERMINATION		20

10.1	Amendment and Termination by Chrysler Group LLC	20
10.2	Amendment by the Committee	20

ARTICLE XI. GENERAL		21

11.1	Indemnification by Company	21
11.2	Employment and Other Rights Not Enlarged	21
11.3	Governing Law	21
11.4	Rules of Construction	21
11.5	Severability	22
11.6	Effect of Payment of Plan Benefits	22
11.7	Waiver of Liability	22
11.8	General Unsecured Obligation Only	22
11.9	Tax Withholding	23
11.10	Source of Benefit Payments	23
11.11	Antialienation	23
11.12	Incapacity	23
11.13	Missing Employees or Beneficiaries	23
11.14	Emergency Economic Stabilization Act	23

ARTICLE XII. SPECIAL PROVISIONS APPLICABLE TO DESIGNATED PARTICIPANTS		24

12.1	American Motors Supplemental Pension Plan Benefit	24
12.2	Service for Employment with Covisint	24
12.3	Transfers from Mercedes – Benz USA, Inc.	24
12.4	Service within the DaimlerChrysler AG Controlled Group	25
12.5	Sale of DaimlerChrysler Aviation Facility	25
12.6	Sale of DaimlerChrysler New Castle Facility	25
12.7	Sale of New Venture Gear Facility	25
12.8	Sale of Chrysler Financial Services Americas LLC	25

APPENDIX A ACTUARIAL ASSUMPTIONS UNDER THE PLAN		27

APPENDIX B GRANDFATHERED PLAN PROVISIONS		29

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CHRYSLER

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I. PURPOSE OF PLAN

The Plan is maintained for the purpose of providing the following supplemental retirement benefits to Employees.

1.1	Incentive Compensation Retirement Benefit

This benefit is based on the aggregate awards earned out and paid to Employees under the Incentive Compensation Plan.

1.2	ERISA Excess Retirement Benefit

This benefit is based on the excess of retirement benefits calculated under the ESERP, without regard to the limitations under Sections 415 or 401(a)(17) of the Internal Revenue Code, over the benefits payable under the ESERP because of such limitations.

This benefit includes a contributory benefit based on any Employee contributions made pursuant to Article VIII (Employee Contributions) of this Plan that otherwise could have been contributed under the ESERP were it not for the contribution limitations imposed under Section 401(a)(17) of the Internal Revenue Code. Although this contributory benefit shall be calculated and paid based solely on Employee contributions made under this Plan, it shall be computed in the same manner as the contributory benefit is calculated under the ESERP.

1.3	Assumed Benefit

This benefit is payable to eligible Employees pursuant to Article XII.

1.4	Contract or Agreement Benefit

This benefit is payable pursuant to an individual contract or agreement which incorporates this Plan by reference. This includes any special early retirement benefits provided independently from the qualified plans and benefits established under certain officers’ contracts.

1.5	Prior Company Employee Benefit

This benefit is payable with respect to former employees, terminated employees and retired employees of the Prior Company (as defined below) who have not reached Age 62 as of the Closing Date, with the benefits such individuals have accrued as of the Closing Date under the Prior Plan (as defined below). The terms of this Plan applicable to such Prior Company Employees are subject to Appendix B.

ARTICLE II. DEFINITIONS

Unless the text clearly indicates otherwise:

2.1 “Actuarial Equivalent” means an amount of equal value actuarially, determined pursuant to actuarial tables or factors adopted by the Committee as set forth in Appendix A to this Plan.

2.2 “Actuary” means the actuary for the Plan as selected by the Company.

2.3 “Additional Retirement Benefit” means the benefit described in Article IV of the ESERP and set forth in Appendix O thereto.

2.4 “Age 62” means: (i) if the Employee’s birthday is on the first or second of the month, the Employee will reach age 62 in that month, and (ii) if the Employee’s birthday is after the second of the month, the Employee will reach age 62 the following month.

2.5 “Annuity” means an annuity as defined in Section 4.15 of this Plan.

2.6 “Beneficiary” means any one or more individuals, partnerships, corporations, fiduciaries or other entities designated as the beneficiary or contingent beneficiary under the ESERP Plan, unless a separate designation under the Plan is received by the Committee. If no beneficiary designation has been filed under the ESERP or under this Plan, the beneficiary shall be the executor of the former Employee’s will or the probate administrator, on behalf of the former Employee’s estate.

2.7 “Closing Date” means June 10, 2009.

2.8 “Committee” means the Employee Benefits Committee of Chrysler Group LLC, as constituted from time to time.

2.9 “Commuted Value” means an amount equal to the lump sum value at the date of determination of periodic payments payable thereafter discounted from the respective payment dates of such periodic payments to the date of determination at the rate of interest adopted by the Committee and set forth in Appendix A to this Plan.

2.10 “Company” means Chrysler Group LLC and (i) any company organized under the laws of the United States or any state thereof, all or substantially all of the stock or interests of which is owned by Chrysler Group LLC, directly or through one or more subsidiaries, as to which the Committee has designated that this Plan shall apply, and (ii) any company organized under the laws of a foreign government or subdivision thereof, all or substantially all of the stock or interests of which is owned by Chrysler Group LLC, directly or through one or more subsidiaries, which is a subsidiary that has in effect an agreement entered into by Chrysler Group LLC under Section 3121(1) of the Internal Revenue Code or under any amendment thereof in effect at the relevant time, and as to which the Committee has designated that this Plan shall apply, but such company shall be included in the term “New Company” only with respect to those of its Employees who have transferred employment to that subsidiary from employment in the United States with Chrysler Group LLC or one of its subsidiaries or Chrysler LLC prior to the Closing Date, and (iii) for purposes of Incentive Compensation Retirement Benefits only, any company organized under the laws of a foreign government or subdivision thereof, all or substantially all of the stock or interests of which is owned by Chrysler Group LLC, directly or through one or more subsidiaries as to which the Committee has designated that this Plan shall apply.

2.11 “Competing Firm” means another original equipment manufacturer of automotive vehicles.

2.12 “Credited Service” means the credited service an Employee has under the Pension Plan or, in the case of an Employee who is an elected officer or director of the Company, the credited service he would have if elected officers and directors were eligible under the Pension Plan. Notwithstanding the above, however, in the case of an individual who has become an Employee of the Prior Company or one of its subsidiaries (excluding American Motors Corporation and its subsidiaries as of August 5, 1987) upon transfer after August 5, 1987, from employment with American Motors Corporation or one of its subsidiaries, employment by American Motors Corporation or any of its subsidiaries up to and including the last day he was so employed shall be deemed to be included in Credited Service under this Plan for all purposes other than for computation of benefit amounts.

2.13 “Employee” means a person (i) who is, or who has been but no longer is, a Salaried Employee, and (ii) who is employed by the Company or was employed by the Prior Company. Notwithstanding the foregoing, the term “Employee” shall in no event include (i) persons employed on a temporary, fixed term, project or daily basis, (ii) inbound expatriates who are employees of a non-United States affiliated company on temporary assignment in the United States, (iii) persons who are retained under a consultant or independent contractor agreement, on a service agreement basis, or who are assigned by an employment agency, supplier, subcontractor or other provider of personnel, or (iv) any former employee, terminated employee or retired employee of the Prior Company who, as of the Closing Date, had reached Age 62, and is not employed by the Company. Where used in this Plan, the terms “former Employee,” “terminated Employee” or “retired Employee” shall mean a person who at one time was an Employee but who, by reason of retirement or other separation from service, incurred a Separation Date and is no longer employed by the Company and the term “former Employee” shall include both a “terminated Employee” and a “retired Employee”, where applicable.

2.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.15 “ERISA Excess Death Benefits” means the death benefit calculated by reference to the ERISA Excess Retirement Benefit of an Employee or former Employee as determined in Article VI.

2.16 “ERISA Excess Retirement Benefit” means the retirement benefit determined under Section 4.2 (ERISA Excess Retirement Benefit).

2.17 “Executive Salaried Employees’ Retirement Plan” or “ESERP” means the Chrysler Group LLC Executive Salaried Employees’ Retirement Plan.

2.18 “Incentive Compensation Plan” means the Chrysler Group LLC Incentive Compensation Plan, as in effect from time to time.

2.19 “Incentive Compensation Death Benefit” means the death benefit calculated by reference to Incentive Compensation Retirement Benefits of an Employee or retired Employee as determined in Article VI (Death Benefits).

2.20 “Incentive Compensation Retirement Benefit” means the retirement benefit determined under Section 4.1 (Incentive Compensation Retirement Benefit) of the Plan.

2.21 “Internal Revenue Code” or “Code” means the Internal Revenue Code of 1986, as amended.

2.22 “Master Transaction Agreement” means the Master Transaction Agreement dated as of April 30, 2009 among Fiat S.p.A., a Società per Azioni organized under the laws of Italy, New Carco Acquisition LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Fiat, S.p.A., Chrysler LLC, a Delaware limited liability company, and the subsidiaries of Chrysler LLC.

2.23 “Normal Retirement Date” means the last day of the month in which an Employee attains his 65th birthday.

2.24 “Pension Plan” means the Chrysler Group LLC Pension Plan.

2.25 “Plan” means this Chrysler Group LLC Supplemental Executive Retirement Plan.

2.26 “Plan Year” means the period of 12 calendar months ending with the last day of the month of December of each year.

2.27 “Present Value” means a benefit calculated (i) using the following from the Company’s financial disclosure for the Plan as of the immediately preceding December 31: (1) the discount rate, as adjusted for federal and state taxes, and (2) the male portion of the mortality table; and (ii) based on a benefit deferred to Age 62, or to current age if already over Age 62, payable as a 10 year certain and life annuity. In the case of a benefit payable to a Prior Company Employee subject to the Master Transaction Agreement, no benefits are payable hereunder after Age 62, except as otherwise specifically provided in a Contract or Agreement assumed by the Company in the Master Transaction Agreement. Therefore, references to Present Value for any benefits otherwise payable to affected Prior Company Employees (i.e., those Prior Company Employees for whom there is no such Contract or Agreement) shall be calculated based solely on any amounts payable between the date of calculation and the Prior Company Employee’s attainment of Age 62.

2.28 “Prior Company” means Chrysler LLC (formerly Chrysler Corporation and DaimlerChrysler Corporation) and (i) any company organized under the laws of the United States or any state thereof, all or substantially all of the stock or interests of which is owned by Chrysler LLC, directly or through one or more subsidiaries, as to which the Employee Benefits Committee of Chrysler LLC had designated that the Plan shall apply, and (ii) any company organized under the laws of a foreign government or subdivision thereof, all or substantially all of the stock or interests of which is owned by Chrysler LLC, directly or through one or more subsidiaries, which is a subsidiary that has in effect an agreement entered into by Chrysler LLC under Section 3121(1) of the Internal Revenue Code or under any amendment thereof in effect at the relevant time, and which the Employee Benefits Committee of Chrysler LLC had designated that the Plan shall apply, but such company shall be included in the term “Prior Company” only with respect to those of its Employees who have transferred employment to that subsidiary from employment in the United States with Chrysler LLC or one of its subsidiaries, and (iii) for purposes of Incentive Compensation Retirement Benefits only, any company organized under the laws of a foreign government or subdivision thereof, all or substantially all of the stock or interests of which is owned by Chrysler LLC, directly or through one or more subsidiaries, as to which the Employee Benefits Committee of Chrysler LLC had designated that this Plan shall apply.

2.29 “Prior Company Employee” means each former employee, terminated employee or retired employee of the Prior Company, who, as of the Closing Date, is not employed by the Company.

2.30 “Prior Plan” means the Chrysler Supplemental Executive Retirement Plan maintained by the Prior Company.

2.31 “Salaried Employee” means a person who receives regular compensation in the form of a base salary, except that a person who is employed either by a subsidiary of the Company described in clause (ii) of Section 2.10 (Company) or a branch of the Company located outside the United States and its possessions shall, in either such case, be deemed to be a Salaried Employee only if he has been transferred to such employment, either with such subsidiary or such branch, from employment in the United States.

2.32 “Separation Date” means an Employee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) from the Company and all members of its controlled group, (as defined under Internal Revenue Code Section 414(b) or (c), provided that in applying Internal Revenue Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group under Internal Revenue Code Section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Internal Revenue Code Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears) on account of death, retirement, or termination. An Employee’s employment relationship will be treated as continuing while he is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as he retains a right to reemployment with the Company and any member of its controlled group under applicable law or contract. The rules under Treasury Regulation Sections 1.409A-1(h)(1)(i) pertaining to leaves of absence and 1.409A-1(h)(1)(ii) pertaining to whether a termination of employment has occurred if an individual continues to perform services in any other capacity for the Company and its controlled group apply to all determinations of whether there has been a separation from service.

ARTICLE III. PARTICIPATION

3.1	Incentive Compensation Plan Benefit

An Employee who has received or receives an award of incentive compensation under the Incentive Compensation Plan, for any calendar year shall participate in this Plan with respect to the Incentive Compensation Retirement Benefit and the Incentive Compensation Death Benefit solely as determined by the Compensation and Leadership Development Committee of

the Board of Directors of Chrysler Group LLC and only to the extent a benefit attributable thereto is not otherwise provided for under ESERP.

3.2	ERISA Excess Benefit

An Employee whose retirement or termination benefits as calculated under the ESERP are in excess of the benefit and compensation limitations set forth in that plan or imposed under Sections 415 or 401(a)(17) of the Internal Revenue Code shall participate in this Plan with respect to the ERISA Excess Retirement Benefit and ERISA Excess Death Benefit.

3.3	Assumed Benefit

An Employee whose benefit was accrued under a plan that was merged into this Plan or the Prior Plan shall participate in this Plan with respect to the benefit accrued under the former plan, subject to Article XII.

3.4	Contract or Agreement Benefit

An Employee whose terms of employment are governed by an employment contract or other agreement which specifically references benefits to be provided under this Plan shall participate in this Plan as modified by any specific terms provided for in such employment contract or other agreement with respect to benefits under this Plan (which terms shall be written and applied in a manner that complies with Section 409A of the Internal Revenue Code).

3.5	Annuity Contract

Notwithstanding anything in this Plan to the contrary, an Employee who is otherwise eligible to participate in this Plan and who has received a distribution of benefits otherwise provided for under this Plan in the form of an Annuity shall no longer be eligible to participate in this Plan to the extent of any Annuity benefits previously distributed.

ARTICLE IV. BENEFITS

4.1	Incentive Compensation Retirement Benefit

The Incentive Compensation Retirement Benefit of an Employee shall be a monthly amount equal to the sum of (A) plus (B) below minus (C) below:

A. An amount equal to the Employee’s Incentive Compensation Retirement Benefit determined under the Prior Plan as such percentage of the Employee’s combined

1.	Incentive Compensation Plan award paid for years 1983 and each year thereafter and ending on the Closing Date, and

2.	Long-Term Incentive Plan award (whether such award is payable in cash or Chrysler Stock) earned out and paid for performance cycles in 1987 and each year thereafter and ending on the Closing Date, and

3.	Discretionary Incentive Compensation Plan award for 1994 and each year thereafter and ending on the Closing Date as the Incentive Compensation Committee of the Board shall determine,

but not more than .5 of 1 percent (.5%) of his combined award for any such year, without such duplication of amounts paid pursuant to this Plan, plus

B. An amount equal to the Employee’s Incentive Compensation Retirement Benefit, determined by the Compensation and Leadership Development Committee of the Board of Directors of Chrysler Group LLC, for years commencing after the Closing Date, minus

C. Any Additional Retirement Benefit for which he may be eligible.

Notwithstanding anything in this Plan to the contrary, the Incentive Compensation Retirement Benefit of an Employee who is otherwise eligible to participate in this Plan and who has received a distribution of benefits otherwise provided for under this Plan or the Prior Plan (including in the form of an Annuity) shall not include any amount attributable to amounts previously distributed (including in the form of an Annuity).

4.2	ERISA Excess Retirement Benefit

The amount of the ERISA Excess Retirement Benefit of an Employee shall be based on a monthly amount equal to the excess of (1) the Accrued Retirement Benefits (as that term is defined in the ESERP) calculated under the ESERP without regard to the benefit and compensation limitations set forth in that plan or imposed under Sections 415 or 401(a)(17) of the Internal Revenue Code, over (2) the Accrued Retirement Benefits (as that term is defined in the ESERP) calculated under the ESERP. The ERISA Excess Retirement Benefit shall further include a monthly amount equal to the Employee’s ERISA Excess Retirement Benefit (as defined in the Prior Plan) under the Prior Plan as of the Closing Date, unless such amount was paid under the Prior Plan, without duplication of amounts paid pursuant to this Plan.

4.3	Assumed Benefit

The Assumed Benefit of an Employee shall be a monthly amount as determined under the source plan, as provided under Article XII.

4.4	Contract or Agreement Benefit

An Employee whose terms of employment are governed by an employment contract or other agreement which specifically references benefits to be provided under this Plan shall be entitled to a monthly amount calculated under this Plan as modified by any specific terms provided for in such employment contract or other agreement with respect to benefits under this Plan (which terms shall be written and applied in a manner that complies with Section 409A of the Internal Revenue Code).

4.5	In-Service Distributions of ERISA Excess Retirement Benefit

During the seventy-five (75) day period commencing January 1 of each Plan Year, active Employees will be paid the Present Value of their ERISA Excess Retirement Benefit determined as of the last day of the immediately preceding Plan Year in a single lump sum payment, less the cumulative total ERISA Excess Retirement Benefit payments previously made under this Plan or under the Prior Plan as of the Closing Date.

4.6	Payment Upon Separation Date

A.	Incentive Compensation Retirement Benefit

Subject to Section 4.13 (Delay for Specified Employees) and Section 4.10 (Deferred Vested Benefits), the Employee shall be entitled to receive a monthly retirement benefit under this Plan, equal to the Employee’s nonforfeitable Incentive Compensation Retirement Benefit determined under Section 4.1 (Incentive Compensation Retirement Benefit), commencing on the first day of the month next following the later of the Employee’s Separation Date or attainment of age 55.

B.	ERISA Excess Retirement Benefit

The Employee will be paid the single lump sum Present Value of the Employee’s ERISA Excess Retirement Benefit determined under Section 4.2 (ERISA Excess Retirement Benefit) as of the later of the Employee’s Separation Date or attainment of age 55, less the cumulative total of any ERISA Excess Retirement Benefits already paid under Section 4.5 (In-Service Distributions for ERISA Excess Retirement Benefit), if any. Such amount shall be paid as soon as practicable after the later of the Employee’s Separation Date or attainment of age 55.

C.	Assumed Benefit

Any Assumed Benefit Payment under Article XII shall be paid following an Employee’s Separation Date pursuant to the terms governing the amount of the benefit under the source plan and paid at the same time as the corresponding benefit under this Plan.

D.	Contract or Agreement Benefit

Any Contract or Agreement Benefit under Section 4.4 shall be paid at the time provided for in the Employee’s employment contract or other agreement. In the event that the Employee’s employment contract or other agreement does not specifically provide for the timing of payment of benefits upon the Employee’s Separation Date, payment shall be made as a lump sum as soon as practicable after the later of the Employee’s Separation Date or attainment of age 55.

4.7	Standard Form of Payment

A.	Incentive Compensation Retirement Benefit

The Incentive Compensation Retirement Benefit shall be payable monthly beginning on the Employee’s benefit commencement date and ending with the payment immediately preceding the Employee’s death, with a guarantee that 120 monthly payments will be made. Notwithstanding the foregoing, with respect to Prior Company Employees, except as otherwise specifically provided in a Contract or Agreement assumed by the Company in the Master Transaction Agreement, the Incentive Compensation Retirement Benefit shall be payable monthly beginning on the Employee’s benefit commencement date and ending with the payment for the month in which the Prior Company Employee attains Age 62.

B.	ERISA Excess Retirement Benefit

The ERISA Retirement Benefit determined under Section 4.6(B) (ERISA Excess Retirement Benefit) shall be paid in a lump sum payment.

C.	Assumed Benefit

Any Assumed Benefit payment shall be paid after an Employee’s Separation Date pursuant to the terms governing the amount of the benefit under the source plan and paid in the same form as the corresponding benefit under this Plan. The American Motors Supplemental Pension Plan benefit (as provided for in Article XII) shall be paid in the same form as the Incentive Compensation Retirement Benefit, and subject to the requirement that annuity payments shall cease after a Prior Company Employee’s attainment of Age 62.

D.	Contract or Agreement Benefit

Any Contract or Agreement Benefit under Section 4.4 shall be paid in the form of benefit specified in the Employee’s employment contract or other agreement. In the event that the Employee’s employment contract or other agreement does not specifically provide for a form of payment of benefits upon the Employee’s Separation Date, payment shall be made as a lump sum as soon as practicable after the later of the Employee’s Separation Date or attainment of age 55.

4.8	Vesting

A.	Incentive Compensation Retirement Benefit

If an Employee has five or more years of Credited Service as of the Employee’s Separation Date and he (i) does not resign to work for a Competing Firm and he signs an acknowledgment of such fact no later than the Employee’s Separation Date or (ii) was not discharged for cause, then he shall have a 100% nonforfeitable interest in the Employee’s Incentive Compensation Retirement Benefit. For purposes of this Section 4.8(A), “cause” shall mean willful conduct that is demonstrably injurious to the Company, monetarily or otherwise. If an Employee does not resign to work for a Competing Firm, but subsequently becomes employed by a Competing Firm within the two years following the Employee’s Separation Date, any payments to which he is or may become entitled while employed by a Competing Firm will cease (or not commence) and such payments will be permanently forfeited.

If an Employee has five or more years of Credited Service as of the Employee’s Separation Date and he (i) resigns to work for a Competing Firm or (ii) is discharged for cause, the Committee may, in its complete discretion, grant the Employee a 100% nonforfeitable interest in the Employee’s Incentive Compensation Retirement Benefit.

Any non-vested Incentive Compensation Retirement Benefits are forfeited.

Notwithstanding anything to the contrary in this Plan, the Plan benefits of an Employee who continues active service until the Employee’s 65th birthday, shall be nonforfeitable.

B.	ERISA Excess Retirement Benefit

An Employee shall have a 100% nonforfeitable interest in the Employee’s ERISA Excess Retirement Benefit.

C.	Assumed Benefit

Any Assumed Benefit Payment shall vest under the terms of this Plan as otherwise provided with respect to the corresponding benefit under this Plan. The American Motors Supplemental Pension Plan benefit shall vest under the same terms as the Incentive Compensation Retirement Benefit.

D.	Contract or Agreement Benefit

Any Contract or Agreement Benefit under Section 4.4 shall vest as specified in the Employee’s employment contract or other agreement. In the event that the Employee’s employment contract or other agreement does not specifically provide for vesting provisions with respect to benefits under this Plan, the Employee shall have a 100% nonforfeitable interest in his Contract or Agreement Benefit.

4.9	Early Retirement Benefit

Incentive Compensation Retirement Benefits paid pursuant to Section 4.6(A) (Incentive Compensation Retirement Benefit) above for an Employee who, at the time of his Separation Date, has met the age and service requirements to retire under the ESERP before the Employee reaches Age 62 shall be reduced by multiplying such benefits by a percentage as set forth in the following table:

Age When Benefit Commences	Percentage*
55	57.9
56	63.5
57	69.4
58	75.2
59	80.8
60	86.7
61	93.3
62 and later	100.0

*	Prorated for intermediate ages computed to the nearest whole month

4.10	Deferred Vested Benefit

Incentive Compensation Retirement Benefits for an Employee who incurs a Separation Date other than by death or meeting the requirements for retirement under Section 4.9 above or Section 4.11 below, or disability under Section 4.12 below, shall be paid on a reduced Actuarial

Equivalent basis if the Employee was vested in his Incentive Compensation Retirement Benefits pursuant to Section 4.8(A) prior to his Separation Date.

Deferred Incentive Compensation Retirement Benefits paid to a terminated Employee shall be paid on a reduced Actuarial Equivalent basis commencing on the first day of the month next following the later of the Employee’s Separation Date or attainment of age 55.

4.11	Special Early Retirement Benefit

An Employee who, at the time of his Separation Date, meets the requirements for the Special Early Retirement provisions of the ESERP shall be eligible to receive an unreduced Incentive Compensation Retirement Benefit under this Plan.

4.12	Permanent and Total Disability Retirement Benefit

An Employee who, at the time of his Separation Date, meets the requirements for the Permanent and Total Disability Retirement provisions of the ESERP shall be eligible to receive an unreduced Incentive Compensation Retirement Benefit under this Plan.

4.13	Delay for Specified Employees

Notwithstanding anything to the contrary in this Plan, and solely to the extent Section 409A(a)(2)(B)(i) of the Internal Revenue Code is applicable to this Plan, if an Employee is a “specified employee,” as that term is defined in Treasury Regulation Section 1.409A-1(i), as determined by the Company in accordance with its policy with respect to all arrangements subject to Internal Revenue Code Section 409A, amounts that constitute “nonqualified deferred compensation” within the meaning of Internal Revenue Code Section 409A that would otherwise be payable during the six-month period immediately following the Employee’s Separation Date shall instead be made (without crediting for additional earnings, losses, or interest) upon the earlier of (a) or (b) where: (a) is the later of (i) the date amounts are otherwise payable hereunder or (ii) the first business day of the month following the six month anniversary of the Employee’s Separation Date and (b) is the date of the Employee’s death.

4.14	Reemployment

A.	Reemployment After Benefit Commencement

If a former Employee who has commenced receiving retirement benefits under this Plan is reemployed by the Company, he shall continue to receive during such reemployment the retirement benefits to which he is otherwise entitled under this Plan or the Prior Plan on account of his prior period of employment.

B.	Reemployment Before Benefit Commencement

If a former Employee eligible for a deferred retirement benefit under this Plan, who has not yet commenced receiving such benefit, is reemployed, then he shall receive during such reemployment the retirement benefits to which he is otherwise entitled under this Plan on account of his prior period of employment.

4.15	Annuity Contracts

Notwithstanding anything else contained in this Plan to the contrary, with respect to the Prior Plan, the Prior Company may have, from time to time and in its sole discretion, distributed benefits under the Prior Plan to certain of its employees in the form of an individual annuity contract (an “Annuity”) for all or any portion of the benefits of any of its employees, otherwise accrued under the Prior Plan as of a date determined by the committee of the Prior Company’s board of directors then responsible for the compensation of officers of the Prior Company. Amounts payable under any such Annuity shall be determined solely under the terms of such Annuity and benefits under this Plan shall not duplicate benefits otherwise previously distributed under the Prior Plan (whether or not in the form of an Annuity).

ARTICLE V. CHANGE IN CONTROL

5.1	Vesting Upon Change in Control

Notwithstanding any other provisions in the Plan to the contrary, upon the occurrence of a Change in Control, each Employee shall have a 100% nonforfeitable interest in the Employee’s Incentive Compensation Retirement Benefit.

5.2	Payment Upon Change in Control

If an Employee is involuntarily terminated from employment with the Company without cause within the two-year period following a Change in Control, the Employee shall be paid in a lump sum payment the Commuted Value of the Employee’s Incentive Compensation Retirement Benefit within 10 days of the Employee’s Separation Date, with the Commuted Value of the Employee’s Incentive Compensation Retirement Benefit determined as if the payment were to commence on the first day of the next month following the later of the Employee’s Separation Date or the date he attains age 55. For purposes of this Section 5.2, “cause” shall mean willful conduct that is demonstrably injurious to the Company, monetarily or otherwise.

5.3	Change in Control Defined

“Change in Control” means, subject to Section 5.3(D), a Change in Ownership under Section 5.3(A), a Change in Effective Control under Section 5.3(B) or a Change in Ownership of a Substantial Portion of the Assets under Section 5.3(C), all as interpreted in a manner consistent with Section 409A of the Internal Revenue Code and guidance issued thereunder and further subject to Section 11.14. In no event shall a Change in Control occur merely on account of an increase in ownership of the Company by Fiat S.p.A., a Società per Azioni organized under the laws of Italy, except as otherwise specifically required by Internal Revenue Code Section 409A and the regulations issued thereunder for determining a Change in Control for purposes thereunder.

A.	Change in Ownership

The acquisition by any one Person, or more than one Person acting as a group, of stock of the Company that, together with stock held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. The determination of whether a Change in Control under this Section 5.3(A) exists shall be determined in accordance with the requirements of Internal Revenue Code Section 409A and the final regulations at Treas. Reg. Section 1.409A-3(i)(5)(v).

B.	Change in Effective Control

The acquisition (including any acquisitions during the 12-month period ending on the most recent acquisition date) by any one Person, or more than one Person acting as a group, of stock of the Company that, together with stock held by such Person or group, constitutes more than 30% of the total voting power of the stock of the Company. However, if any one Person, or more than one Person acting as a group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person or Persons is not considered to cause a change in effective control of the Company. In addition, a change in effective control of the Company shall occur on the date a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors before the date of the appointment or election. The determination of whether a Change in Control under this Section 5.3(B) exists shall be determined in accordance with the requirements of Internal Revenue Code Section 409A and the final regulations at Treas. Reg. Section 1.409A-3(i)(5)(vi).

C.	Change in Ownership of a Substantial Portion of the Assets

A change in the ownership of a substantial portion of the Company’s assets on account of the acquisition (including any acquisitions during the 12-month period ending on the most recent acquisition date) by any one Person, or more than one Person acting as a group, of assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. The determination of whether a Change in Control under this Section 5.3(C) exists shall be determined in accordance with the requirements of Internal Revenue Code Section 409A and the final regulations at Treas. Reg. Section 1.409A-3(i)(5)(vii).

D.	Definition of Person

For purposes of this Section 5.3, “Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, business trust, cooperative, association, or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane, or incompetent person, a quasi-governmental entity, a government or any agency, authority, political subdivision, or other instrumentality thereof, or any other entity. For the purposes of Section 5.3(C) (Change in Ownership of a Substantial Portion of the Assets) only, the term “Person” shall exclude anyone who is a shareholder of the Company as of immediately prior to the asset transfer to the extent such shareholder acquires Company assets in exchange for or with respect to its stock.

ARTICLE VI. DEATH BENEFITS

6.1	Incentive Compensation Death Benefit

A.	Death After Benefit Commencement

If at the time of his or her death, a former Employee is receiving an Incentive Compensation Retirement Benefit, and if the former Employee dies before receiving at least 120 monthly payments, the Incentive Compensation Death Benefit shall be a lump sum amount equal to the Commuted Value of the remainder of such minimum number of monthly payments, determined as of the Employee’s date of death, and paid to the former Employee’s Beneficiary as soon as practicable after the first day of the month following the date of the former Employee’s death.

B.	Death Before Benefit Commencement

If at the time of his or her death, an Employee or former Employee has not yet commenced payments of the Employee’s Incentive Compensation Retirement Benefit, the Incentive Compensation Death Benefit shall be a lump sum amount equal to the Commuted Value of 120 monthly payments of the monthly Incentive Compensation Retirement Benefit that would otherwise would have been payable to the Employee or former Employee, determined as of the Employee’s or former Employee’s date of death, and paid to the Employee’s or former Employee’s Beneficiary as soon as practicable after the first day of the month following the date of the Employee’s or former Employee’s death.

C.	Prior Company Employees

Notwithstanding Section 6.1A or Section 6.1B, if at the time of his or her death, a Prior Company Employee was subject to the requirement under the Master Transaction Agreement that all payments under the Prior Plan or this Plan cease upon attainment of Age 62, the Incentive Compensation Death Benefit shall be a lump sum amount equal to the Commuted Value, determined as of the Prior Company Employee’s date of death, of all of the Prior Company Employee’s monthly Incentive Compensation Retirement Benefit payments otherwise payable and such lump sum amount shall be paid to the Prior Company Employee’s Beneficiary as soon as practicable after the first day of the month following the date of the Prior Company Employee’s death.

6.2	ERISA Excess Death Benefit

A.	Active as of the Date of Death

The Beneficiary of an Employee who is actively employed by the Company as of his or her date of death shall receive an ERISA Excess Death Benefit as a lump sum amount equal to the Present Value of the ERISA Excess Retirement Benefit accrued under the Plan as of the last day of the Plan Year immediately preceding the Plan Year in which the Employee died, less the cumulative total ERISA Excess Retirement Benefit payments already made to the Employee under Section 4.5 (In-Service Distributions of ERISA Excess Retirement Benefit), which amount shall be paid as soon as practicable after the first day of the month following the date of the Employee’s death.

B.	Inactive as of the Date of Death and not Paid

The Beneficiary of an Employee who is not actively employed by the Company as of his or her date of death and who has not yet received payment of his ERISA Excess Retirement Benefit (on account of not having attained age 55) shall receive an ERISA Excess Death Benefit as a lump sum amount equal to the Present Value of the ERISA Excess Retirement Benefit accrued under the Plan as of the last day of the Plan Year immediately preceding the Plan Year in which the Employee died, less the cumulative total ERISA Excess Retirement Benefit payments already made to the Employee under Section 4.5 (In-Service Distributions of ERISA Excess Retirement Benefit), which amount shall be paid as soon as practicable after the first day of the month following the date of the Employee’s death.

C.	Prior Company Employees

Notwithstanding Section 6.2A or Section 6.2B, if at the time of his or her death, a Prior Company Employee was subject to the requirement under the Master Transaction Agreement that all payments under the Prior Plan or this Plan cease upon attainment of Age 62, the Present Value in Section 6.2A or Section 6.2B for any benefits otherwise payable thereunder shall be calculated based solely on any amounts payable between the date of calculation and the date the Prior Company Employee would have attained Age 62.

6.3	Assumed Death Benefit

Any Assumed Benefit under Article XII shall be paid upon an Employee’s death pursuant to the source plan in the same form and at the same time as the corresponding death benefit under this Plan. Notwithstanding the foregoing, the American Motors Supplemental Pension Plan death benefit shall be paid in the same form as the Incentive Compensation Retirement Benefit.

6.4	Contract or Agreement Death Benefit

If an Employee is covered under an employment contract or other agreement that provides for a death benefit to be paid under this Plan upon an Employee’s death, such benefit shall be paid in the form and at the time specified in such employment contract or other agreement. In the event that the employment contract or other agreement is silent with respect to the death benefit, payment shall be made at the same time and in the same form and manner as the ERISA Excess Death Benefit.

6.5	Non-Duplication of Death Benefits

Notwithstanding any other provision of this Article VI, the total Incentive Compensation Death Benefit and ERISA Excess Death Benefit payable under this Plan on behalf of any Employee or former Employee who is also eligible for an Additional Retirement Benefit under Appendix O of the ESERP (pursuant to Section 2.2 (Additional Retirement Benefit) of this Plan) shall equal the total amount of such death benefits had they all been calculated and paid from this Plan, less the amount of such death benefits actually paid from the ESERP under Appendix O.

6.6	Designation of Beneficiary

Every unmarried Employee for whom Article VII is inapplicable may designate a Beneficiary to receive payments in the event of the Employee’s death by filing with the Committee, before the Employee’s death, a designation in writing signed by him in such form as the Committee shall prescribe, and may change or revoke the designation from time to time and at any time by filing with the Committee, before the Employee’s death, a new designation; provided, however, that an Employee shall be deemed to have designated as the Employee’s Beneficiary the beneficiary designated in the ESERP, unless the Employee specifically designates another Beneficiary.

ARTICLE VII. QUALIFYING OPTION

7.1	Surviving Spouse Benefit for Incentive Compensation Benefit

The Qualifying Option in this Article VII shall only be available to Employees who are not Prior Company Employees subject to the requirement under the Master Transaction Agreement that all payments under the Prior Plan or this Plan cease upon attainment of Age 62.

In lieu of payment of an Incentive Compensation Retirement Benefit in the standard form as described in Section 4.7(A) (Incentive Compensation Retirement Benefit) and in lieu of payment of a death benefit as described in Section 6.1(A) (Death Benefits After Commencement), a married Employee may elect payment, commencing on the first day of the month next following the later of the Employee’s Separation Date or attainment of age 55 (subject to Section 4.13 (Delay for Specified Employee)), of all such benefits in the form of a surviving spouse option, as provided in Section 7.1(A) (Amount of Qualifying Option). The surviving spouse option (sometimes called the “Qualifying Option”) provided in Section 7.1(A) (Amount of Qualifying Option) shall apply only with respect to an Employee or former Employee who is married on the date such election is made.

A.	Amount of Qualifying Option

The Incentive Compensation Retirement Benefit, under the Qualifying Option for a former Employee who elects it, shall consist of reduced monthly payments during the Employee’s lifetime with a guarantee of 120 monthly payments, with provision that if the Employee’s death occurs on or after the effective date of the Employee’s election and if the person who was the Employee’s spouse on the Employee’s benefit commencement date (which may be a benefit commencement date under the Prior Plan) is living at the last to occur of the Employee’s death or the expiration of such 120-month period (or such lesser applicable period for a Prior Company Employee), benefits shall be payable monthly to such surviving spouse during the surviving spouse’s remaining lifetime.

1.	Amount During Former Employee’s Lifetime

The reduced monthly payment of an Incentive Compensation Retirement Benefit payable to the former Employee whose age does not differ from that of the Employee’s spouse by more than 5 years shall be an amount equal to the monthly payment in the standard form as described in

Section 4.7(A) (Incentive Compensation Retirement Benefit), but reduced by 5%. If the age of the spouse is less than the age of the former Employee, the percentage shall be 5% increased by one-half of 1% (0.5%) for each year in excess of 5 years that the age of the spouse is less than the age of the former Employee. If the age of the spouse is greater than the age of the former Employee, the percentage shall be 5% decreased by one-half of 1% (0.5%) for each year in excess of 5 years that the age of the spouse exceeds the age of the former Employee (but not less than 0%). For this purpose, the ages of the former Employee and the Employee’s spouse shall each be the age at the Employee’s or the Employee’s spouse’s last birthday prior to the effective date of election as provided in Section 7.1(B)(1) (Effective Date of Election). The reductions provided in this paragraph shall apply to all monthly payments paid to the former Employee on or after the date on which the Employee’s election becomes effective, except as otherwise provided below in Sections 7.1(C) (Death of Spouse After Benefits Commence) and 7.1(D) (Divorce From Spouse After Benefits Commence).

2.	Amount Upon Former Employee’s Death

The Incentive Compensation Retirement Benefits payable to the surviving spouse, if the death of the former Employee occurs on or after the effective date of the Employee’s election and the person who was the Employee’s spouse is living at the last to occur of the Employee’s death or the expiration of the 120 guaranteed monthly payments, shall be monthly payments equal to 65% of the reduced monthly payments determined as provided in Section 7.1(A)(1) (Amount During Former Employee’s Lifetime).

B.	Election of Qualifying Option

1.	Effective Date of Election

Election of the Qualifying Option shall be effective as of immediately prior to the date payment of the Incentive Compensation Retirement Benefit commences to the Employee. The election may be made within 90 days of the annuity starting date.

2.	Certification of Marriage Required

Upon the request of the Committee, a former Employee electing the Qualifying Option must produce an official marriage certificate or other evidence of the Employee’s marriage to the Employee’s spouse satisfactory to the Committee.

3.	Election Generally Irrevocable

a.	After Benefits Commence

The election of the Qualifying Option shall be irrevocable as of the benefit commencement date (which may be a benefit commencement date under the Prior Plan) if the former Employee and the Employee’s designated spouse are both living on such date, except as otherwise provided Sections 7.1(C) (Death of Spouse After Benefits Commence) and 7.1(D) (Divorce From Spouse After Benefits Commence).

b.	Before Benefits Commence

If a former Employee elects the Qualifying Option provided above in Section 7.1(A) (Amount of Qualifying Option) and if the Employee’s spouse dies or should otherwise cease to be the Employee’s spouse after he has made such election but before payments commence, the election shall be revoked automatically and the standard forms as described in Section 4.7(A) (Incentive Compensation Retirement Benefit) and Section 6.1(A) (Death Benefits After Commencement) shall become applicable.

C.	Death of Spouse After Benefits Commence

If the designated spouse of a former Employee predeceases the former Employee after payments of the reduced Incentive Compensation Retirement Benefit have already commenced, the Qualifying Option shall automatically be cancelled upon the designated spouse’s death and the former Employee’s monthly payments shall be restored to the amount payable without reduction for such election, effective the first day of the month following the month in which the Committee receives evidence satisfactory to it of the spouse’s death. Upon cancellation of the Qualifying Option pursuant to this Section 7.1(C), the former Employee shall become eligible for retirement benefits as provided in Sections 4.7(A) (Incentive Compensation Retirement Benefit) and all death benefits as provided in Article VI (Death Benefits).

D.	Divorce From Spouse After Benefits Commence

If the former Employee and the Employee’s spouse are divorced by court decree or judgment after payments of the reduced Incentive Compensation Retirement Benefit have already commenced, the Qualifying Option shall be automatically cancelled upon the date of divorce and the former Employee’s monthly payments shall be restored to the amount payable without reduction for such election, effective the first day of the third month following the month in which the Committee receives a certified copy of the final decree or judgment of divorce. Upon cancellation of the Qualifying Option pursuant to this Section 7.1(D), the former Employee shall become eligible for retirement benefits as provided in Sections 4.7(A) (Incentive Compensation Retirement Benefit) and for death benefits as provided in Section 6.1(A) (Death After Benefit Commencement).

ARTICLE VIII. EMPLOYEE CONTRIBUTIONS

8.1	ERISA Excess Retirement Benefit

Employee contributions shall be permitted under this Plan solely for the purpose of providing an ERISA Excess Retirement Benefit and an ERISA Excess Death Benefit.

8.2	Amount of Employee Contributions

Employee contributions under this Plan shall be voluntary and shall be permitted in the amount and to the extent they would have been permitted under the ESERP had they not been curtailed by limitations imposed by Section 401(a)(17) of the Internal Revenue Code. An Employee’s election shall not apply to any compensation paid to him for any period that is after the Employee’s Separation Date. Employee contributions shall be in the form of payroll deductions exclusively on a pre-tax basis.

8.3	Timing of Employee Contributions Election

An Employee may make an Employee contribution election for each Plan Year by filing with the Company an election in the form provided by the Company no later than December 31 of the prior Plan Year, or such earlier date as may be announced by the Company. An election to make Employee contributions shall be effective and irrevocable for the entire Plan Year for which it is made and shall remain in effect until changed by such Employee prior to December 31 of the Plan Year prior to the Plan Year for which the change is effective (or such earlier date as may be announced by the Company).

ARTICLE IX. PLAN ADMINISTRATION

9.1	Discretionary Authority of Committee

The Committee has exclusive and full discretionary authority as to the operation, administration, and interpretation of the Plan. The Committee shall act by vote or written consent of a majority of its members. To the extent necessary or appropriate, the Committee may adopt rules, policies, and forms for the administration, interpretation, and implementation of the Plan. The Committee may delegate administrative authority and responsibility from time to time to and among its members or individual employees of the Company, but all actions taken pursuant to delegated authority and responsibility shall be subject to review and change by the Committee. All decisions, determinations, and interpretations of this Plan by the Committee shall be final and binding on all parties. The fact that any member of the Committee is an Employee, officer, director or shareholder of Chrysler Group LLC or is covered by this Plan shall not disqualify him from doing any act or thing which this Plan authorizes or requires him to do as a member of the Committee or render him accountable for any benefit received by him as an Employee covered by this Plan, provided, however, that no Committee member shall participate in any decision of the Committee that would directly and specifically affect the timing or amount of the Employee’s benefits under the Plan.

9.2	Claim Review Procedure

In the event an Employee, former Employee, Beneficiary, or surviving spouse (a “claimant”) believes he should receive benefits different in amount or character than what was paid, the claimant must make a written claim for such benefits to the Committee within 60 days from the date such benefits were paid or alleged to not have been paid. The Committee shall review the written claim and, if the claim is denied in whole or in part, shall provide written notice to the claimant of the denial and an opportunity for further appeal in accordance with the claims procedures set forth in Treasury Regulation Section 2560.503-1, which are incorporated into this Plan by reference. A copy of the claims procedures will be made available to any claimant upon request.

9.3	Reliance

The Committee shall be entitled to rely upon all information certified to it by the Company, all certificates and reports furnished by the Actuary or by any qualified public accountant, and all opinions given by any duly appointed legal counsel (who may be also counsel for Chrysler Group LLC); and neither the Committee nor any member of the Committee shall be deemed imprudent in respect of any action taken or permitted by them in good faith in reliance upon any such certificates, reports or opinions. Except to the extent otherwise provided by law, neither the Committee nor any of the members of the Committee shall be liable to the Company or to any Employee or to any Beneficiary on account of any act done or omitted or determination made by the Committee acting in good faith in the performance of its duties under the Plan, nor for any act done or omitted by any agent or representative of the Committee selected by the Committee with reasonable care, nor shall any member of the Committee be liable to any person for any act done or omitted by any other member of the Committee in which he did not concur.

ARTICLE X. AMENDMENT; TERMINATION

10.1	Amendment and Termination by Chrysler Group LLC

The Board of Directors of Chrysler Group LLC may, by resolution, amend in writing or terminate the Plan in its discretion; provided, however, that, except with the consent of the former Employee or Employer, no amendment and/or termination shall reduce or eliminate an Employee’s accrued benefit as of the effective date of the amendment and/or termination; and provided further that no amendment or termination shall alter the timing or form of payment of any amount under this Plan to an Employee as set forth above. Notwithstanding the preceding, upon Plan termination, distributions shall be paid in a single lump sum under circumstances permitted in Treasury Regulation Section 1.409A-3(j)(4)(ix), pertaining to plan terminations and liquidations.

10.2	Amendment by the Committee

The Committee may amend this Plan at any time in its discretion; provided, however that no amendment shall:

A. reduce or eliminate any Employee’s nonforfeitable accrued benefit as of the effective date of the amendment; or

B. change the benefit formula for determining the amount of retirement or death benefits provided under the Plan unless approved by the Board of Directors of

Chrysler Group LLC and permitted by applicable law (the Committee, however, shall have full authority to approve basic design and administrative amendments that affect retirement eligibility and the amount of benefits); or

C. alter the timing or form of payment under this Plan to an Employee as set forth above; or

D. permit the termination of this Plan other than by the authority of the Board of Directors of Chrysler Group LLC; or

E. alter the provisions of Article IX or of this Article X.

Any amendment to this Plan by the Committee shall be in writing executed on behalf of Chrysler Group LLC and authorized by a resolution of the Committee.

ARTICLE XI. GENERAL

11.1	Indemnification by Company

The Company agrees, to the extent permitted by law, to indemnify and hold the Committee, and each member of the Committee, harmless from and against any liabilities incurred by them in the exercise and performance of their powers and duties under the Plan, unless arising from their own grossly negligent, reckless or willful breach of their responsibilities hereunder.

11.2	Employment and Other Rights Not Enlarged

This Plan is purely voluntary on the part of the Company. Nothing in the Plan nor the payment of any benefit shall be construed as giving any Employee or any other person any legal or equitable right against the Company or the Committee, unless the same shall be expressly provided for in this Plan or conferred by affirmative action of the Committee or the Company in accordance with the terms and provisions of the Plan. Nothing in the Plan shall be deemed to give any Employee the right to be retained in the service of the Company, and all Employees shall remain subject to discharge to the same extent as if this Plan had never been established.

11.3	Governing Law

The Plan shall be interpreted and construed in accordance with to the laws of the State of Michigan, except to the extent preempted by federal law. In addition, each provision in this Plan shall be interpreted to permit the deferral of compensation in accordance with Section 409A of the Internal Revenue Code, and any provision that would conflict with such requirements shall not be valid or enforceable.

11.4	Rules of Construction

Titles of articles are for general information only and this Plan is not to be construed by reference thereto. In all cases where they would so apply, words used in the masculine or feminine shall be construed to include the opposite gender, and words used in the singular shall be construed to include the plural. Any references in this Plan to a section of ERISA, the Internal Revenue Code or any regulations issued thereunder shall include a reference to any successor provision of ERISA, the Internal Revenue Code or regulations issued thereunder.

11.5	Severability

In case any provisions of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if such illegal or invalid provisions had never been inserted herein.

11.6	Effect of Payment of Plan Benefits

Any payment or distribution of benefits under the Plan to any Employee, retired Employee, terminated Employee, former Employee, Prior Company Employee, Beneficiary, or surviving spouse in accordance with the provisions of this Plan shall fully and completely discharge, with respect to such payment or distribution of benefits to such Employee, retired Employee, terminated Employee, former Employee, Prior Company Employee, Beneficiary, or surviving spouse (i) the Company, and the Committee from any further obligations under the Plan with respect to such individuals and shall be in full satisfaction of all claims against the Committee and the Company, and (ii) the Prior Company from any further obligations under the under the Prior Plan with respect to equivalent amounts with respect to such individuals and shall be in full satisfaction of all claims with respect to such amounts against the Prior Company.

11.7	Waiver of Liability

No liability shall attach to or be incurred by members of the Committee, stockholders, officers or directors, as such, of the Company, under or by reason of any of the provisions of this Plan or implied therefrom, and all liability of every kind and nature and all rights and claims against the Company and every member of the Committee, any stockholder, officer or director, past, present or future, as such, whether arising in common law or in equity or created by statute or constitution or otherwise are hereby expressly waived and released as a condition of and part of the consideration for the benefits payable under this Plan. Each Employee, retired Employee, terminated Employee, former Employee, surviving spouse, or Beneficiary, as a condition of receiving any benefits under the Plan, shall be conclusively deemed for all purposes to have assented to the Plan and shall be bound hereby with the same force and effect as if he had executed a consent to all the terms and provisions of the Plan.

11.8	General Unsecured Obligation Only

An Employee’s accrued benefit shall be a general unsecured obligation of the Company and the Company shall not be required to fund its liability for such amount or otherwise segregate assets which may at any time be represented as compensation reduction amounts, accrued benefits or earnings credited to an Employee in order to assure that payments are made to Employees. The Company shall not, by any provisions of this Plan, be deemed to be a trustee of any property, and the liabilities of the Company to any Employee shall be those of a debtor pursuant to such contract obligations as are created by the Plan, and no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the equity holders nor the directors, officers, employees or agents of the Company shall be liable under the Plan, and all persons shall look solely to the assets of the Company for the payment of any claim under, or for the performance of, the Plan, and the Employee as a condition of participation, agrees to hold the Company harmless from any liability arising from this Plan. Nonetheless, solely to the extent permitted under Internal Revenue Code Section 409A, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to make payments; provided, however, that the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan. Notwithstanding any other provision of this Plan to the contrary, with respect to any benefit under the Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Internal Revenue Code Section 409A, no trust shall be funded with respect to any such payment if such funding would result in taxable income to the Employee by reason of Internal Revenue Code Section 409A(b) and in no event shall any such trust assets at any time be located or transferred outside of the United States, within the meaning of Internal Revenue Code Section 409A(b).

11.9	Tax Withholding

The Committee is authorized to satisfy all requirements for United States federal, state or local or foreign tax withholding on distributions under the Plan as shall be required to be withheld pursuant to any applicable law or regulation, through a deduction from the participant’s benefit payment, excluding any tax imposed on the employer.

11.10	Source of Benefit Payments

The Company, as long as the Plan remains in effect, shall pay or cause to be paid the benefits provided by the Plan and the incurred costs and expenses of the Plan.

11.11	Antialienation

No benefit or right to payment under this Plan shall be subject to any claim of any creditor of any Employee, Beneficiary or surviving spouse of a deceased Employee or former Employee and shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any Employee, former Employee, Beneficiary or surviving spouse have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits under this Plan. In addition, no benefit under this Plan shall be subject to a “qualified domestic relations order,” within the meaning of Section 414(p) of the Internal Revenue Code or Section 206(d)(3) of ERISA.

11.12	Incapacity

In the event of the death of a person entitled to any benefit under the Plan, or in the event that the Committee shall find that any such person is unable to care for the Employee’s affairs because of illness or accident, the Committee may cause any benefit payments due, unless claim shall have been made therefor by a duly appointed legal representative, to be paid to the spouse, a child, a parent or other blood relative, or to any person deemed by the Committee to have incurred expense for such person, and any such payments so made shall be a complete discharge of the liabilities of the Plan therefor.

11.13	Missing Employees or Beneficiaries

In the event that, at the time a benefit becomes payable to any persons under the Plan, the Committee after reasonably diligent search is unable, within six years from the time the benefit is payable, to find the person to whom the benefit is payable, then the benefit shall be treated as a forfeiture and all right, title, and interest of the person therein and thereto shall terminate.

11.14	Emergency Economic Stabilization Act

The Company intends that any compensation or benefits payable or accrued under this Plan shall be subject to and comply with the executive compensation restrictions of the

Emergency Economic Stabilization Act of 2008 (“EESA”), as modified or amended from time to time, including, without limitation, the provisions for the Capital Purchase Program, as implemented by any guidance or regulation thereunder, or any other rules, guidance or regulations under EESA, as the same shall be in effect from time to time (collectively, “EESA Restrictions”), to the extent and for the period under which the Company is subject to the EESA Restrictions. Compensation and benefits that are not permitted to be paid or accrued under the EESA Restrictions shall not be payable or accrued under this Plan. No individual shall have any right or claim against the Company for any benefits or compensation that the Company, in its discretion, determines is not payable or cannot be accrued under this Plan as a result of compliance with the EESA Restrictions, including the suspension, modification, amendment or termination of any benefits contained herein.

ARTICLE XII. SPECIAL PROVISIONS APPLICABLE TO DESIGNATED PARTICIPANTS

12.1	American Motors Supplemental Pension Plan Benefit

This benefit is payable to Employees eligible for benefits under the American Motors Corporation Supplemental Pension Plan, a plan terminated by merger into the Prior Plan effective December 31, 1989. Benefits under the American Motors Supplemental Pension Plan shall be frozen as of the date of merger. If any Employee is eligible to receive a benefit under the non-contributory part of the ESERP and under an American Motors Corporation Pension Plan (including for this purpose any frozen American Motors Corporation Pension Plan that has been merged into the Prior Plan or any other Chrysler Pension Plan) and if his total benefit amount under Chrysler and American Motors Pension Plans exceeds the amount he would have received under Chrysler plans (including this Plan and the Prior Plan) had he participated under Chrysler plans for the entire period he was employed by American Motors Corporation and Chrysler, his benefit under the non-contributory part of the ESERP will be reduced (but not below zero) by the amount of such excess. This reduction shall supersede the minimum benefit guarantee that would otherwise be applicable under the American Motors Supplemental Pension Plan benefit payable under this Plan.

12.2	Service for Employment with Covisint

For Employees in Band 94 and above as of June 30, 2001, who, on or before June 30, 2001, (A) terminated employment with the Prior Company to accept employment with Covisint and (B) attained age 50 with 10 or more years of Credited Service, the Plan shall (a) recognize service with Covisint for purposes of determining eligibility to retire and (b) pay an additional benefit. The additional benefit shall be equal to the benefits the Employee would have received from the Company’s qualified pension plans if the Employee had remained employed with the Company and retired on the date of Employee’s separation from service from Covisint, less any deferred vested benefits paid or payable to him from such qualified pension plans. Other than amount, this additional benefit shall be subject to the provisions of the Plan applicable to an ERISA Excess Retirement Benefit.

12.3	Transfers from Mercedes – Benz USA, Inc.

Employees who transfer employment from Mercedes – Benz USA, Inc. to the Prior Company and who are age 50 or older with 10 or more years of service as of their date of transfer shall be grandfathered under the Mercedes – Benz USA, Inc.’s pension plan provisions regarding early retirement reduction factors. If the benefit of an Employee from this group is subject to a reduction for early retirement under this Plan, the Employee’s benefit shall be calculated using the early retirement factors under the Mercedes – Benz USA, Inc. pension plan instead of the early retirement factors under this Plan.

12.4	Service within the DaimlerChrysler AG Controlled Group

Service with any United States company within the DaimlerChrysler AG controlled group, including DaimlerChrysler North America Finance Corporation (within the meaning of Sections 414(b), (c), (m), or (o)) on or before August 3, 2007, shall constitute service under this Plan for eligibility and vesting purpose only (but not for benefit accrual purposes). No service with any company within the DaimlerChrysler AG controlled group after August 3, 2007, shall be counted under this Plan for any purpose.

12.5	Sale of DaimlerChrysler Aviation Facility

For employees employed at the DaimlerChrysler Aviation facility on October 30, 2001, who terminated employment with the Company to accept employment with the buyer of this facility effective October 31, 2001, the Plan shall recognize service with the buyer on or after October 31, 2001, as service under this Plan for eligibility and vesting purposes only (but not for benefit accrual purposes).

12.6	Sale of DaimlerChrysler New Castle Facility

For employees employed at the DaimlerChrysler New Castle facility on December 30, 2002, who terminated employment with the Company to accept employment with the buyer of this facility effective December 31, 2002, the Plan shall recognize service with the buyer on or after December 31, 2002, as service under this Plan for eligibility and vesting purposes only (but not for benefit accrual purposes).

12.7	Sale of New Venture Gear Facility

For employees employed at the New Venture Gear facility on September 29, 2004, who terminated employment with the Company to accept employment with the buyer of this facility effective September 30, 2004, the Plan shall recognize service with the buyer on or after September 30, 2004, as service under this Plan for eligibility and vesting purposes only (but not for benefit accrual purposes).

12.8	Sale of Chrysler Financial Services Americas LLC

For employees employed at the Chrysler Financial Services Americas LLC on December 31, 2008, who terminated employment with the Company to accept employment with the buyer of this facility effective January 1, 2009, the Plan shall not recognize service with the buyer on or after January 1, 2009, as service under this Plan for any purpose (i.e., eligibility, vesting, or benefit accrual) after December 31, 2008.

IN WITNESS WHEREOF, the Company executes this Plan, effective as of the Closing Date.

Chrysler Group LLC

By:

Title:

APPENDIX A

ACTUARIAL ASSUMPTIONS UNDER THE PLAN

	Plan Section	Purpose	Actuarial Assumptions or Basis for Determination
1.	2.9	To determine the single sum value or lump sum value of periodic payments payable in the future.	The basis for determining these commuted values will be amounts determined using an interest rate as set forth hereafter in this Appendix.
2.	5.2	To determine the Commuted Value of Incentive Compensation Retirement Benefits, subject to Section 4.7A for payout to participants at the time of the participants’ termination of employment following a change in control.	The rate of interest used in computing the Commuted Value will be the FAS 87 Discount Rate, which was used in determining the Plan’s liabilities for Chrysler Group LLC’s financial statement purposes as of the latest December 31, or, if no determination was made as of such date, 9% compounded annually. The mortality table will be the male portion of the mortality table used in determining the Plan’s liabilities for Chrysler Group LLC’s financial statement purposes as of the latest December 31.
3.	6.1(A)	To determine the Commuted Value of any unpaid guaranteed payments of Incentive Compensation Retirement Benefits, subject to Section 4.7A, at the time of a former Employee’s death.	The number of payments remaining in the certain period, subject to Section 4.7A, at the time of death will be discounted to the last day of the month in which death occurs at a rate of interest of 10% compounded annually.
4.	6.1(B)	To determine the Commuted Value of 120 monthly payments of monthly Incentive Compensation Retirement Benefits, subject to Section 4.7A, with respect to (a) an Employee who dies while still employed, or (b) a former Employee who death occurs prior to the date monthly retirement benefits commence.	The Commuted Value will be determined based on a rate of interest of 10% compounded annually and the monthly Incentive Compensation Retirement Benefit the Employee would have received had he retired on the latter of (a) the date immediately preceding the date of the Employee’s death, or (b) the date the Employee would have first become eligible to retire at his option.
5.	6.2(B)	To determine the Commuted Value of any unpaid guaranteed payments of ERISA Excess Retirement Benefits, subject to Section 4.7A, at the time of a former Employee’s death.	The number of payments remaining in the certain period at the time of death, subject to Section 4.7A, will be discounted to the last day of the month in which death occurs at a rate of 9% compounded annually. If the former Employee had not commenced his benefit as of his date of death, the Commuted Value will be based on the rate of interest of 9% compounded annually and the monthly payment the former Employee would have received had he elected to have benefits commence on the date immediately preceding the date of his death.
6.	6.2(C)	To determine the Commuted Value of 120 monthly payments of ERISA Excess Retirement Benefits, subject to Section 4.7A, of a former Employee whose death occurs prior to the date monthly retirement benefits commence.	The Commuted Value will be based on the rate of interest of 9% compounded annually and the monthly payment the former Employee would have received had he elected to have benefits commence on the date immediately preceding the date of his death.
7.	Sections not listed above.	To determine an Actuarial Equivalent.	The actuarial assumptions that will be used in determining an Actuarial Equivalent will be the 1971 Group Annuity Mortality Table (weighted 70% for males and 30% for females), an interest rate of 9% (10% for an Incentive Compensation Retirement Benefit) compounded annually, and an expected Normal Retirement Date of the 1st day of the month following age 65.

APPENDIX B

GRANDFATHERED PLAN PROVISIONS

This Appendix B sets forth those provisions applicable to “grandfathered” amounts earned and vested under the Prior Plan before January 1, 2005 and which benefit obligations have been assumed by Chrysler Group LLC. In no event may this Appendix B be amended in a way that results in a “material modification” (as defined for purposes of Section 409A of the Internal Revenue Code) of the provisions of the Prior Plan in effect as of October 3, 2004. A modification of a plan is a material modification if a benefit or right existing as of October 3, 2004 is enhanced or a new benefit or right is added.

Notwithstanding anything in the Plan to the contrary, and for the avoidance of doubt, in the case of a benefit payable to a Prior Company Employee who is subject to the requirement under the Master Transaction Agreement that all payments under the Prior Plan or this Plan cease upon attainment of Age 62 (which excludes those Prior Company Employees who are subject to a Contract or Agreement assumed by the Company under the Master Transaction Agreement), no benefits payable hereunder shall be made to, or in respect of, any such Prior Company Employee following the date on which the Prior Company Employee reaches Age 62.

B.1	Pre-January 1, 2006 Terminated Prior Company Employees With Grandfathered Benefits

With respect to any Prior Company Employees who terminated employment from the Prior Company prior to January 1, 2006, and whose entire benefit under the Prior Plan was “grandfathered” for purposes of Section 409A of the Internal Revenue Code, the amount, timing of payment and form of payment of benefits shall be determined by the terms of the Prior Plan (taking into account only those amendments to the Prior Plan other than those amendments made in order to comply with Section 409A of the Internal Revenue Code for amounts earned or vested after December 31, 2004), provided, however, that in the case of a Prior Company Employee who was subject to the requirement under the Master Transaction Agreement that all payments under the Prior Plan or this Plan cease upon attainment of Age 62, no payments shall be made after such individual attains Age 62.

In addition, the spouse of such a Prior Company Employee (i.e., a Prior Company Employee whose benefit is “grandfathered” and who is subject to the requirement that all payments under the Prior Plan or this Plan cease as of Age 62) who was a retiree or former Employee who commenced his benefit under the Prior Plan prior to January 1, 2006, continued to receive payments under this Plan, and dies thereafter will receive the Commuted Value of the remainder of the term certain benefit otherwise applicable, if such retiree or former Employee was receiving the normal form of benefit on his date of death. If such retiree or former Employee elected the Qualifying Option under the Prior Plan, the surviving spouse will receive survivor benefits until the retiree or former Employee would have reached Age 62. The spouse of such a Prior Company Employee who was a former Employee who terminated employment other than as a retiree prior to January 1, 2006, and who has not commenced his benefit under this Plan as of his date of death, will receive the Commuted Value of the term certain benefit otherwise provided under Section 4.7A.

B.2	One-Time Lump Sum Election of Incentive Compensation Retirement Benefit for Retirees

A Prior Company Employee whose benefit commencement date under the Prior Plan was prior to January 1, 2006 and whose entire benefit under the Prior Plan was “grandfathered” for purposes of Section 409A of the Internal Revenue Code, may make a one-time election to receive a lump sum cash-out of the Employee’s Prior Plan monthly benefit attributable to the Incentive Compensation Retirement Benefit. Such election shall become effective for purposes of this Plan as of the first day of the month following the one-year anniversary of the date the election is made. Such lump sum payment will be made on the first day of the month following the one-year anniversary of the cash-out election. Notwithstanding the foregoing, the lump sum cashout amount shall take into account the fact that all annuity payments to which such individual is otherwise entitled shall cease upon the Prior Company Employee’s attainment of Age 62, if the Prior Company Employee is otherwise subject to the requirement under the Master Transaction Agreement that all payments under the Prior Plan or this Plan cease upon attainment of Age 62. Therefore, if such a Prior Company Employee would attain Age 62 during such one-year anniversary, no lump sum option shall be available hereunder. Any lump sum value will be determined as follows:

A.	Lump Sum Value for Retirements Before November 12, 2003

If the retired Employee’s benefits commencement date under the Prior Plan was before November 12, 2003, the lump sum value is the remaining value of the Incentive Compensation Retirement Benefit in the Plan’s standard form of payment as set forth in the Prior Plan using the lesser of (1) and (2), where (1) equals the lump sum using the male portion of the most competitive premium quoted by five national insurance carriers in the January of the year of distribution and (2) equals 80% of the lump sum value using the most competitive premium quoted by five national insurance carriers in the January of the year of distribution.

B.	Lump Sum Value for Retirements Between November 12, 2003, and December 31, 2005

If the retired Employee’s benefit commencement date under the Prior Plan was between November 12, 2003, and December 31, 2005, the lump sum value is the remaining value of the Incentive Compensation Retirement Benefit in the Plan’s standard form of payment as set forth in the Prior Plan using the male portion of the mortality tables used for expensing and the Plan’s discount rate as established in the December of the calendar year prior to the distribution date.

B.3	Pre-January 1, 2006 Terminated Prior Company Employees With Non-Grandfathered Benefits

With respect to any Prior Company Employees who terminated employment from the Prior Company prior to January 1, 2006, and whose benefit under the Prior Plan was not entirely “grandfathered” for purposes of Section 409A of the Internal Revenue Code, the amount, timing of payment and form of payment of benefits shall be determined by the terms of the Prior Plan (taking into account all amendments to the Prior Plan), provided, however, that if the Prior Company Employee was subject to the requirement under the Master Transaction Agreement that all payments under the Prior Plan or this Plan cease upon attainment of Age 62, all annuity payments to which such an individual is otherwise entitled shall cease upon the Prior Company Employee’s attainment of Age 62.